THE BOARD OF DIRECTORS

OF

GSG GROUP INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 28th day of July, 2020;

The Board of Directors, which was present for this meeting and took active part therein, was:

Frank Raymakers, CEO and Maarten Stuut, CFO

WHEREAS there has been presented to and considered by this meeting a Motion to cancel 19,000,000 shares of the common stock of the Corporation. The Directors have inspected certain documents and have assured themselves of the Holder's written confirmation and consent on such cancellation of his shares.

NOW THEREFORE BE IT RESOLVED that the majority of Directors having considered the matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS §78.315 have unanimously decided and RESOLVED that:

1. 19,000,000 shares of Common Stock held by Mr. Xin Chen are herewith cancelled and
2. Any Director is authorized to take all necessary steps and sign all required documents for this resolution to take immediate effect and be fully implemented as soon as practiable.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records.

Frank Raymakers, President & CEO

Maarten Stuut, Director & CFO